EXHIBIT 99.1


                        STRATEGIC CAPITAL RESOURCES, INC.
                     REPORTS 3rd QUARTER FISCAL 2003 RESULTS

Strategic Capital Resources, Inc. (OTCBB-SCPI) today reported a net income for its fiscal 3rd quarter 2003 of $ 494,336 or $6.40 per share, on revenues of $2,648,063 compared to net income of $354,432 or $4.40 per share on revenues of $2,808,030 (As restated) for the same quarter of fiscal 2002 for the period ended March 31.

This represents a 6% decrease in revenues and 28% increase in net income for the quarter ended March 31, 2003 versus March 31, 2002. The increase in net income was primarily due to the sale of the multi-family residential property which contributed $281,670 to earnings.

For the nine months ended March 31, 2003, Strategic Capital Resources reported net income of $842,614 or $10.85 per share on revenues of $ 7,327,189 compared to net income of $1,281,566 or $16.02 per share on revenues of $8,461,953 (As restated) for the same period of fiscal 2002 ended March 31.

The decrease in revenue was due to the reduced amount of interest income on direct financing arrangements which totaled $ 6.4 million for the period compared to $8.0 million for the same period in the prior year.

The decrease in net income was attributable to a $250,000 impairment charge and a decrease in interest income for the nine months ended March 31, 2003.

The company's principal operations consist of the following business lines:

         1.  The purchase and leaseback of fully furnished model homes.

         2.  The acquisition, development and sale of residential real estate.

         3. The purchase and leaseback of multi-family residential/commercial real estate (sold March 2003)

                             "Safe Harbor Statement"

Except for the historical information contained herein, certain matters discussed in this press release are "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995, which involve certain risks and uncertainties, including but not limited to changes in competition, environmental factors, and governmental regulations affecting the company's operations. See the company's latest Annual Report on Form 10-K for the year and Form 10-Q/A filed with the SEC for a discussion of these and other risks and uncertainties applicable to the company's business.
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                        STRATEGIC CAPITAL RESOURCES, INC.
                              Select Financial Data
                 Amount in thousands (except per share amounts)


*Refer to Form 10-Q, March 31, 2003, Page 9, SEC         Three Months Ended
Consultation/Prior Period Adjustments for additional          March 31,
information
                                                          2003         2002
                                                        -------      -------
                                                                  (As Restated)*

Revenues                                                $ 2,648      $ 2,808
Costs & Expenses                                          1,971        2,306
Operating Income before income taxes                        677          502
Income tax expense                                          183          148
Net income                                                  494          354
Preferred Stock Distributions                                 0           15
Income applicable to Common Shareholders                    494          339
Weighted average shares outstanding                          77           77
Earnings per share - Basic & Diluted                    $  6.40      $  4.40


                                                          Nine Months Ended
                                                              March 31,
                                                         2003         2002
                                                        -------      -------
                                                                  (As Restated)*

Revenues                                                $ 7,327      $ 8,462
Costs & Expenses                                          5,956        6,600
Operating Income before income taxes                      1,371        1,862
Income tax expense                                          529          580
Net income                                                  842        1,282
Preferred Stock Distributions                                 5           45
Income applicable to Common Shareholders                    837        1,237
Weighted average shares outstanding                          77           77
Earnings per share - Basic & Diluted                    $ 10.85      $ 16.02


Balance Sheet Data                                      March 31,    June 30,
------------------                                        2003         2002
                                                        -------      -------
                                                                  (As Restated)*
Net investment in direct financing leases:
      Model Homes                                       $11,660      $16,140
      Residential Real Estate                           $25,385      $62,020
      Multi-family Residential                          $     0      $10,011
Net investment in operating leases                      $26,113      $     0
Total Revenue Producing                                 $63,158      $88,171
Assets
Total Assets                                            $67,527      $90,667
Shareholders' Equity                                    $ 9,238      $ 8,400


Contact:
         Strategic Capital Resources, Inc., Boca Raton
         Cary Greenberg, CFO, 561-558-0165
         caryg@strcap.com